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EXHIBIT 5

CONSENT OF ERNST & YOUNG LLP

MI Developments Inc.
Annual Report on Form 40-F

We consent to the use of our reports dated March 25, 2008 relating to the consolidated financial statements of MI Developments Inc. (the "Company") as at December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting of the Company as of December 31, 2007, included as an exhibit in this Annual Report on Form 40-F for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP
Chartered Accountants
Licensed Public Accountants

Toronto, Canada,
March 28, 2008

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  EXHIBIT 5
CONSENT OF ERNST & YOUNG LLP MI Developments Inc. Annual Report on Form 40-F